Exhibit 35.2

ANNUAL COMPLIANCE CERTIFICATE

ADS Alliance Data Systems, Inc. (the “Servicer”) hereby certifies as of December 31, 2008 as follows:

1. The undersigned has reviewed, for the period beginning January 1, 2008 and ending December 31, 2008: (a) the activities of the Servicer as they related to the Second Amended and Restated Service Agreement, dated as of April 1, 2006 (as amended and restated by the Third Amended and Restated Service Agreement, dated as of May 15, 2008, the “Servicing Agreement”), among the Servicer and World Financial Network National Bank and (b) the Servicer’s performance under the Servicing Agreement. The performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

2. To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2008 and ending December 31, 2008.

This report is delivered pursuant to Item 1123 of Regulation AB.

ADS ALLIANCE DATA SYSTEMS, INC.

/s/ Michael D. Kubic
Name:	Michael D. Kubic
Title:	SVP, Interim Chief Financial Officer, Corporate Controller and Chief Accounting Officer